News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Robert F. Weber, Jr. Chief Financial Officer and Treasurer 970-498-3112

Woodward Reports Second Fiscal Quarter and Six Months Results

Fort Collins, Colo., April 21, 2008—Woodward Governor Company (Nasdaq:WGOV) today reported financial results for its second quarter of fiscal 2008. (All per share amounts are presented on a fully diluted basis.)

Highlights

•	Sales for the quarter increased 19 percent over last year.

•	Earnings per share for the quarter were $0.43, an increase of 48 percent over last year’s $0.29.

•	Operating earnings for the quarter increased 38 percent over last year.

•	Cash generated from operations during the quarter was $22.8 million.

Net sales for the quarter were $305.8 million, up 19 percent from $256.3 million for the second quarter of the prior year. Net earnings for the quarter were $29.7 million, or $0.43 per share, compared with $20.3 million, or $0.29 per share, in the previous year’s second quarter.

Net sales for the first half were $577.8 million, up 20 percent from $482.5 million for the first half of the prior year. Net earnings for the first half were $55.0 million, or $0.79 per share, compared with $38.1 million, or $0.54 per share, in the previous year’s first half.

“We are pleased to see that investments made in prior years are delivering results in the growth of our systems and product sales. In addition to the sales growth, the successful development, production and marketing of our product offerings have been critical to realizing our improved financial performance,” said Chairman and Chief Executive Officer Thomas A. Gendron. “This quarter’s results reflect Woodward’s ability to deliver operating leverage and earnings on the increased demand for our energy control solutions, while concurrently making key investments in future growth.”

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Segment Results

Turbine Systems’ net sales for the second quarter were $147.5 million, an increase of 13 percent from $130.8 million for the second quarter a year ago. Segment earnings for the second quarter increased 30 percent to $31.0 million from $23.8 million for the same quarter a year ago. Earnings as a percent of sales were 21.0 percent this quarter compared to 18.2 percent in the prior year. As in recent quarters, our sales performance reflected generally strong demand for both our OEM and aftermarket offerings in the industrial and aerospace turbine markets. The earnings increase in Turbine Systems was principally the result of leverage on the increased volume.

Engine Systems’ net sales for the second quarter were $125.8 million, an increase of 14 percent from $110.0 million for last year’s second quarter. Sales continued to be strong in all of our markets. Segment earnings for the quarter increased 10 percent to $13.0 million from $11.8 million for the same period a year ago. Earnings as a percent of sales were 10.3 percent this quarter compared to 10.7 percent in the prior year reflecting higher than anticipated operating costs.

Electrical Power Systems’ net sales for the second quarter were $64.9 million, an increase of 43 percent from $45.2 million for the second quarter a year ago. Sales growth this quarter was entirely organic. Segment earnings for the quarter increased 49 percent to $9.5 million from $6.4 million for the same quarter a year ago. Earnings as a percent of sales were 14.7 percent this quarter compared to 14.2 percent in the prior year. Again this quarter, growth occurred in both our power generation & distribution and wind turbine inverter markets with growth in wind continuing at an exceptional pace. Earnings for Electrical Power Systems increased primarily because of the increase in volume as well as favorable currency translation and improved operating processes.

Nonsegment expenses for the quarter declined to $9.3 million from $9.9 million last year.

Turbine Systems’ net sales for the first half were $278.2 million, an increase of 12 percent from $247.8 million for the first half a year ago. Segment earnings for the first half increased 35 percent to $58.2 million compared to $43.1 million for the first half a year ago. Segment earnings as a percent of sales were 20.9 percent for the first half compared to 17.4 percent for the first half a year ago.

Engine Systems’ net sales for the first half were $239.9 million, an increase of 13 percent from $212.9 million for last year’s first half. Segment earnings for the first half were up slightly at $25.1 million from $24.4 million for the first half a year ago. Segment earnings as a percent of sales were down to 10.5 percent for the first half compared to 11.4 percent for the first half a year ago.

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Electrical Power Systems’ net sales for the first half were $122.4 million, an increase of 58 percent from $77.5 million for the first half a year ago, of which, 46 percent represents organic growth. Segment earnings as a percent of sales for the first half increased to 13.7 percent or $16.7 million from 12.9 percent or $10.0 million for the first half a year ago.

Nonsegment expenses for the first half declined to $16.9 million from $18.2 million last year.

Cash Flow and Financial Position

Net cash provided by operating activities was $29.2 million for the first half compared with $20.3 million for the first half last year. Capital expenditures for the first half were $16.5 million compared with $13.1 million for the first half of last year. The debt to total capitalization ratio was 11.4 percent at the end of the second quarter, compared to 10.9 percent at the end of the prior fiscal year. Also, during the first half, share repurchases amounted to approximately $39 million.

During the quarter the dividend payment per split adjusted share was increased 9 percent to 6 cents per share. A two-for-one stock split was approved by shareholders at the 2007 annual meeting of shareholders on January 23, 2008. The stock split was completed in February 2008. The number of shares reported in this release and the attached condensed consolidated financial statements have been updated from amounts reported prior to February 1, 2008, to reflect the effects of the split.

“While overall macro-economic uncertainty continues, our prior investments in geographic and market expansion provide us with a broader base for sales growth,” said Mr. Gendron “As a result, our outlook in our core markets for the balance of this fiscal year is positive and we now anticipate company-wide sales growth of 14 to 16 percent for 2008. Also, primarily as a result of increased operating leverage on our higher sales, we now expect earnings of $1.61 to $1.66 per share.”

Conference Call

Woodward will hold an investor conference call at 6:00 p.m. EDT on Monday, April 21, 2008, to provide an overview of the financial performance for the second quarter of fiscal 2008, business highlights, and outlook for the remainder of the year. You are invited to listen to the live webcast of our conference call or a recording and view or download accompanying presentation slides at our website, www.woodward.com.

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You may also listen to the call by dialing 1-866-835-8907 (domestic) or 1-703-639-1414 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1220291. An audio replay will be available by telephone from 9:00 p.m. EDT on April 21 until 11:59 p.m. EDT on April 23, 2008. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1220291.

About Woodward

Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for engines, aircraft and industrial turbines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and cost-effective equipment. Woodward is headquartered in Fort Collins, Colorado USA and serves global markets in aerospace, power and process industries and transportation. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2007 and Quarterly Report Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008, to be filed shortly.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D S T A T E M E N T S		O F E A R N I N G S
	Three Months Ended March 31,		Six Months Ended March 31,
Unaudited - In thousands except per share amounts	2008	2007	2008	2007
Net sales	$305,753	$256,298	$577,816	$482,546

Costs and expenses:
Cost of goods sold	210,377	176,172	401,207	333,916
Selling, general, and administrative expenses	31,667	30,593	57,647	56,977
Research and developments costs	18,781	15,946	34,407	29,900
Amortization of intangible assets	1,710	2,184	3,605	3,910
Interest expense	986	1,133	1,942	2,325
Interest income	(420)	(437)	(1,000)	(1,060)
Other, net	(996)	(703)	(2,128)	(1,484)

Total costs and expenses	262,105	224,888	495,680	424,484

Earnings before income taxes	43,648	31,410	82,136	58,062
Income taxes	(13,934)	(11,148)	(27,097)	(19,913)

Net earnings	$29,714	$20,262	$55,039	$38,149

Per share amounts:
Basic	$0.44	$0.30	$.81	$.56
Diluted	$0.43	$0.29	$.79	$.54

Weighted-average number of shares outstanding:
Basic	67,603	68,503	67,762	68,362
Diluted	69,473	70,361	69,776	70,225

Cash dividends per share	$0.060	$0.055	$0.115	$0.105

Note: A two-for-one stock split was approved by shareholders at the 2007 annual meeting of shareholders on January 23, 2008. The stock split became effective for shareholders at the close of business on February 1, 2008. The number of shares reported in these condensed consolidated financial statements have been updated from amounts reported prior to February 1, 2008, to reflect the effects of the split.

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Woodward Governor Company and Subsidiaries
C O N D E N S E D	C O N S O L I D A T E D	B A L A N C E S H E E T S
		March 31,	September 30,
(Unaudited - in thousands)		2008	2007
Assets
Current assets:
Cash and cash equivalents		$60,242	$71,635
Accounts receivable		162,140	152,826
Inventories		210,369	172,500
Income taxes receivable		611	9,461
Deferred income taxes		23,157	23,754
Other current assets		12,120	8,429

Total current assets		468,639	438,605
Property, plant, and equipment-net		164,325	158,998
Goodwill		142,884	141,215
Other intangibles-net		70,273	73,018
Deferred income taxes		8,628	11,250
Other assets		9,081	6,681

Total assets		$863,830	$829,767

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings		$25,672	$5,496
Current portion of long-term debt		13,990	15,940
Accounts payable		60,944	57,668
Accrued liabilities		62,627	83,890
Total current liabilities		163,233	162,994
Long-term debt, less current portion		34,133	45,150
Deferred income taxes		26,087	19,788
Other liabilities		66,274	57,404

Total liabilities		289,727	285,336
Shareholders’ equity		574,103	544,431

Total liabilities and shareholders’ equity		$863,830	$829,767

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Woodward Governor Company and Subsidiaries
C O N D E N S E D C O N S O L I D A T E D	STATEMENTS	OF	CASH FLOWS
		Six-months ended
		March 31,
(Unaudited-in thousands)		2008	2007
Net cash provided by operating activities		$29,191	$20,264

Cash flows from investing activities:
Business acquisitions, net of cash acquired		—	(34,594)
Payments for purchase of property, plant, and equipment		(15,937)	(13,058)
Proceeds from sale of property, plant, and equipment		134	109

Net cash used in investing activities		(15,803)	(47,543)

Cash flows from financing activities:
Cash dividends paid		(7,793)	(7,192)
Proceeds from sales of treasury stock		5,859	5,158
Purchases of treasury stock		(38,701)	(6,869)
Excess tax benefits from stock compensation		6,958	3,669
Net borrowings (payments) under revolving lines of credit		20,175	(2,388)
Payments of long-term debt		(13,432)	(12,686)
Net cash used in financing activities		(26,934)	(20,308)

Effect of exchange rate changes on cash		2,153	2,145

Net change in cash and cash equivalents		(11,393)	(45,442)
Cash and cash equivalents, beginning of year		71,635	83,718

Cash and cash equivalents, end of period		$60,242	$38,276

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   Woodward Governor Company and Subsidiaries
     SELECTED  FINANCIAL  INFORMATION

                                                                           Three-months ended                                    Six-months ended
                                                                              March 31,                                             March 31,

   (Unaudited - in thousands)                                      2008                     2007                   2008                  2007

   External net sales:

   Turbine Systems                                            $          143,298                $125,428              $270,080             $237,752

       Engine Systems                                              114,027                  99,749               217,778              193,561

       Electrical Power Systems                                     48,428                  31,121                89,958               51,233

   Segment earnings:

   Turbine Systems                                                        30,951                  23,830                58,179               43,124

       Engine Systems                                               13,005                  11,785                25,066               24,362

       Electrical Power Systems                                      9,546                   6,409                16,740               10,002

   Earnings reconciliation:

   Total segment earnings                                                 53,502                  42,024                99,985               77,488

       Nonsegment expenses                                          (9,288)                 (9,918)              (16,907)             (18,161)
--------------------------------                      ---------------------------   ---------------------   -------------------   -----------------

       Operating earnings                                           44,214                  32,106                83,078               59,327

       Interest expense and income, net                               (566)                   (696)                 (942)              (1,265)
---------------------------------------------         ---------------------------   ---------------------   -------------------   -----------------

       Consolidated earnings before

     income taxes                                            $            43,648                 $31,410               $82,136              $58,062

Capital expenditures                                                 $9,926                      $7,635                $16,498                         $13,058

Depreciation expense                                                  7,294                       7,005                 14,696                          13,528
====================                          ==============================   ========================   ====================   =============================

	Three-months ended		Six-months ended
	March 31,		March 31,
(Unaudited - in thousands)	2008	2007	2008	2007
Sales Reconciliation*:
Turbine Systems	$147,454	$130,772	$278,247	$247,777
Engine Systems	125,828	110,024	239,862	212,945
Electrical Power Systems	64,891	45,223	122,365	77,525
Less intersegment sales	(32,420)	(29,721)	(62,658)	(55,701)

Total external sales	$305,753	$256,298	577,816	$482,546

Earnings Reconciliation:
Turbine Systems	$30,951	$23,830	$58,179	$43,124
As a percent of sales	21.0	18.2	20.9	17.4
Engine Systems	13,005	11,785	25,066	24,362
As a percent of sales	10.3	10.7	10.5	11.4
Electrical Power Systems	9,546	6,409	16,740	10,002
As a percent of sales	14.7	14.2	13.7	12.9

Total segment earnings	53,502	42,024	99,985	77,488
Nonsegment expenses	(9,288)	(9,918)	(16,907)	(18,161)
Interest expense and income, net	(566)	(696)	(942)	(1,265)

Consolidated earnings before income taxes	$43,648	$31,410	$82,136	$58,062

*This schedule reconciles segment sales, which include intersegment sales, with consolidated external sales.
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Woodward Governor Company and Subsidiaries
R E C O N C I L I A T I O N O F NET E A R N I N G S T O		E B I T D A
	Three-months ended		Six-months ended
	March 31,		March 31,
(Unaudited - in thousands)	2008	2007	2008	2007
Net earnings	$29,714	$20,262	$55,039	$38,149
Income taxes	13,934	11,148	27,097	19,913
Interest expense	986	1,133	1,942	2,325
Interest income	(420)	(437)	(1,000)	(1,060)
Amortization of intangible assets	1,710	2,184	3,605	3,910
Depreciation expense	7,294	7,005	14,696	13,528

EBITDA	$53,218	$41,295	$101,379	$76,765

EBITDA (earnings before interest, taxes, depreciation, and amortization) is a non-GAAP financial measure. The use of this measure is not intended to be considered in isolation of or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America. Securities analysts, investors, and others frequently use EBITDA in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.

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